Exhibit 10.12

Convertible Promissory Note

THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS CONVERTIBLE PROMISSORY NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE ACT, UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND ANY APPLICABLE STATE SECURITIES LAWS.

Missfresh Limited

CONVERTIBLE PROMISSORY NOTE

US$27,000,000	Issuance Date: July 24, 2020

FOR VALUE RECEIVED, Missfresh Limited, a Cayman Islands incorporated limited liability company (the “Company”) promises to pay, in the lawful currency of the United States of America, to the order of ICBC International Investment Management Limited, a company incorporated in the British Virgin Islands with limited liability or its assigns (the “Holder”), the principal sum of US$27,000,000 (the “Principal Amount”), together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below (the “Note”). The Note is convertible into fully paid Preferred Shares, on and subject to the terms set forth below (this “Instrument”).

1. Definitions and Interpretations.

(a) Definitions. Unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed therein to them in the Convertible Notes Purchase Agreement dated as of July 14, 2020, by and between the Company, the Holder and certain other parties named therein (as the same may from time to time be amended, modified or supplemented or restated, the “Agreement”).

“Agreement” shall have the meaning ascribed to it in Section 1.

“Arbitration Notice” shall have the meaning ascribed to it in Section 19.

“Company” shall have the meaning ascribed to it in the Preamble.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Date” shall have the meaning ascribed to it in Section 6(d)(iv).

“Conversion Documents” means,

(i) in the event that the Holder exercises its Right of Conversion pursuant to Section 6(b)(i), (A) the share purchase agreement by and among the Holder and the Group Companies, pursuant to which the applicable Conversion Shares shall be issued to the Purchaser on substantially the same terms and conditions as provided in the Series F Preferred Share Purchase Agreement (except that no additional consideration will be payable) and (B) the deeds of adherence pursuant to which the Holder will become a party to each of the Shareholders Agreement and the ROFR Agreement;

(ii) in the event that the Holder exercises its Right of Conversion pursuant to Section 6(b)(ii), (A) the share purchase agreement, (B) the amended and restated shareholders agreement of the Company and (C) the amended and restated right of first-refusal and co-sale agreement of the Company, in each case in connection with the relevant Equity Round and to each of which the Holder is a party; or

(iii) in the event that the Holder exercises its Right of Conversion pursuant to Section 6(b)(iii), (A) the share purchase agreement pursuant to which the applicable Conversion Shares shall be issued to the Purchaser on substantially the same terms and conditions as provided in the share purchase agreement in connection with the relevant Equity Round and (B) the deeds of adherence pursuant to which the Holder will become a party to each of the then effective amended and restated shareholders agreement of the Company and the amended and restated right of first-refusal and co-sale agreement of the Company.

“Conversion Notice” shall have the meaning ascribed to it in Section 6(d)(i).

“Conversion Notice Date” shall mean the date on which the Conversion Notice is delivered by the Holder to the Company.

“Conversion Period” shall have the meaning ascribed to it in Section 6(a)(ii).

“Conversion Price” shall have the meaning ascribed to it in Section 6(c)(ii).

“Converted Outstanding Amount” shall have the meaning ascribed to it in Section 6(c)(i).

“Default Amounts” shall mean collectively the Note Default Amounts and the Redemption Default Amounts.

“Default Interest” shall have the meaning ascribed to it in Section 9.

“Dispute” shall have the meaning ascribed to it in Section 19.

“Equity Round” shall mean any bona fide equity financing consummated by the Company after the Issuance Date involving the issuance of Shares of the Company that ranks pari passu or senior to the Series F Preferred Shares to any investor(s) (excluding any issuance of Equity Securities of the Company as enumerated under Section 7.3 (other than Section 7.3 (h)) of the Shareholders Agreement).

“Event of Default” shall have the meaning ascribed to it in Section 8.

“Final Repayment Date” shall have the meaning ascribed to it in Section 3.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Accounting Standards, be treated as a balance sheet liability;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“HKIAC” shall have the meaning ascribed to it in Section 19.

“HKIAC Rules” shall have the meaning ascribed to it in Section 19.

“Holder” shall have the meaning ascribed to it in the Preamble.

“Instrument” shall have the meaning ascribed to it in the Preamble.

“Internal Rate of Return” means the discount rate, using cumulative annual compounding, at which the sum of the net present value of the cash outflow (calculated in US$) for or in connection with the Voluntary Redemption Amount equals to the sum of the net present value of the cash inflow (calculated in US$) actually received by the Holder from the Company by way of the payment of Voluntary Redemption Price.

“Involuntary Redemption Amount” shall have the meaning ascribed to it in Section 7(c).

“Involuntary Redemption Notice” shall have the meaning ascribed to it in Section 7(e)(iii).

“Involuntary Redemption Price” shall have the meaning ascribed to it in Section 7(c).

“Involuntary Redemption” shall have the meaning ascribed to it in Section 7(c).

“Issuance Date” shall mean the Issuance Date first above written.

“Maturity Date” shall have the meaning ascribed to it in Section 2.

“Maturity Redemption” shall have the meaning ascribed to it in Section 7(b).

“Maturity Redemption Price” shall have the meaning ascribed to it in Section 7(b).

“Missfresh HK” shall mean Missfresh HK Limited (每日優鮮香港集團股份有限公司), a limited liability company incorporated under the laws of Hong Kong with company number 2224884 and whose registered office address is at 9/F., MW Tower, No. 111 Bonham Strand, Sheung Wan, Hong Kong.

“Note” shall have the meaning ascribed to it in the Preamble.

“Note Default Amounts” shall have the meaning ascribed to it in Section 9.

“Other Redeemable Securities” shall have the meaning ascribed to it in Section 7(f).

“Outstanding Amount” shall mean, at a given time, the aggregate amount of the then outstanding Principal Amount under this Note.

“Principal Amount” shall have the meaning ascribed to it in the Preamble.

“Principal Holding Companies” means, collectively, Freshking Limited, a company organized under the Laws of the British Virgin Islands and Tigerteeth Limited, a company organized under the laws of the British Virgin Islands.

“Principals” means collectively, XU Zheng (徐正), a Hong Kong citizen with his identification number M583239(5) and ZENG Bin (曾斌), a PRC citizen with his identification number 430402197609062532.

“Qualified IPO Reference Share Price” shall be equal to (a) eighty per cent. (80%) of minimum pre-money valuation of the Company reflected in the definition of Qualified IPO under the Agreement as of the Conversion Date, divided by (b) the number of all shares of common stock of the Company (on a fully diluted and as-converted basis) on the Conversion Date.

“Redemption Date” shall mean, with respect to a Voluntary Redemption or an Involuntary Redemption, the date on which such redemption is effected by the payment in full by the Company to the Holder of the Voluntary Redemption Price or the Involuntary Redemption (as the case may be).

“Redemption Default Amounts” shall have the meaning ascribed to it in Section 9.

“Redemption Event” shall have the meaning ascribed to it in Section 7(d).

“Redemption Event Notice” shall have the meaning ascribed to it in Section 7(e)(iii).

“Redemption Price” shall mean, the Voluntary Redemption Price, the Maturity Redemption Price or the Involuntary Redemption Price, as applicable.

“Right of Conversion” shall have the meaning ascribed to it in Section 6(a)(i).

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Holder under each Transaction Agreement or as a consequence of any breach, non-performance, disclaimer or repudiation by the Company of any of its obligations under the Transaction Agreements or otherwise and references to the Secured Liabilities include references to any part of them;

“Series F Equity Financing” shall mean the issuance of Series F Preferred Shares by the Company to certain investors pursuant to the Series F Financing Documents.

“Series F Issue Price” shall mean the issue price per share in the Series F Equity Financing, being US$5.2733.

“Series F Preferred Shares” shall mean the preferred shares issued by the Company in Series F Equity Financing.

“Shares” means, collectively, the Preferred Shares and the Ordinary Shares.

“Share Sale” shall have the meaning ascribed to it in the Shareholders Agreement.

“Transaction Security Document” means:

(a)	the Share Charge;

(b)

any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of the Company in favour of the Holder under the Transaction Agreements; or

(c)	any other document designated as such by the Holder and the Company.

“Voluntary Redemption” shall have the meaning ascribed to it in Section 7(a).

“Voluntary Redemption Amount” shall have the meaning ascribed to it in Section 7(a).

“Voluntary Redemption Notice” shall have the meaning ascribed to it in Section 7(e)(i).

“Voluntary Redemption Price” shall have the meaning ascribed to it in Section 7(a).

(b)	Interpretations.

(i)

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(ii)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender-neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(iii)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(iv)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(v)

Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(vi)	Language. This Agreement is written in English. If this Agreement is translated into any language other than English, the English language text shall prevail.

(vii)	Rights not obligations. References in this Agreement to any Person having a “right” shall not connote any corresponding obligation.

(viii)

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(ix)

Share Calculations. In calculations of share numbers or percentages, (i) references to “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Class B Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (ii) references to “as-converted basis” mean that the calculation should be made assuming (i) conversion of all outstanding Preferred Shares into Class B Ordinary Shares, and (ii) conversion of all outstanding Class A Ordinary Shares into Class B Ordinary Shares, in each case of (i) and (ii), excluding any new Equity Securities issued in connection with an IPO. Any share calculation shall be appropriately adjusted to take into account any share split, share consolidation, recapitalization, bonus issue, reclassification or similar event.

(x)

Time. Except as otherwise provided, (i) if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day and a time of day is a reference to Hong Kong time; and (ii) if the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(xi)	Writing. References to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

2. Maturity Date. The Outstanding Amount under this Note shall, subject to the provisions for redemption and conversion hereof, as applicable, mature and be due and payable in full on the date that is twenty-four (24) months following the date of this Note, or such later date as the Holder and the Company may mutually in writing agree (the “Maturity Date”). The Principal Amount may not be prepaid, in whole or in part, prior to the Maturity Date without the written consent of the Holder.

3. Interest Rate. Interest shall accrue at a rate of 7% simple return per annum on the Outstanding Amount under this Note for the period commencing on and from the Issuance Date until the Outstanding Amount (including any Default Interest) is fully repaid or redeemed under Section 7 (the “Final Repayment Date”). Interest shall be due and payable on each anniversary of the Issuance Date and on the Final Repayment Date, and shall be calculated based on a 365-day year for the actual number of days elapsed.

4. Payments. All payments under this Note shall be paid in lawful money of the United States of America to the Holder, made by wire transfer of immediately available funds to the bank account designated by the Holder in a written notice delivered to the Company.

5. Ranking. Unless fully converted pursuant to this Instrument, this Note constitutes direct, unconditional and unsubordinated obligations of the Company. This Note ranks (i) senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to this Note, (ii) pari passu with the claims of all of the Company’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to individuals or companies generally.

6. Conversion.

(a)	Right of Conversion

(i)	At the option of the Holder, this Note shall be convertible into Preferred Shares of the Company on the terms and conditions set forth in this Section 6 (the “Right of Conversion”).

(ii)

Subject to the terms and conditions set forth in this Section 6, at any time between the Issuance Date and 11:59 p.m. Beijing time on the Business Day immediately preceding the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) (the “Conversion Period”), the Holder shall be entitled to convert all or any portion of the then Outstanding Amount into Preferred Shares of the Company based on the Conversion Price described in Section 6(b) below. The Holder may exercise the Right of Conversion once or more during the Conversion Period.

(iii)

Notwithstanding sub-clause (ii) above, if this Note is not fully repaid in accordance with Sections 2 and 3 or redeemed on the Maturity Date in accordance with Section 7(b), the Right of Conversion will revive and will continue to be exercisable up to, and including, the Final Repayment Date.

(b)	Conversion Shares.

(i)	In the event that no Equity Round occurs before the Conversion Notice Date, this Note may only be convertible into the Series F Preferred Shares.

(ii)

In the event that an Equity Round occurs before the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) and the Holder elects to exercise its Right of Conversion prior to the consummation of such Equity Round, this Note shall be convertible into the class of Preferred Shares issued in such Equity Round.

(iii)

In the event that an Equity Round occurs before the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) and the Holder does not exercise its Right of Conversion prior to the consummation of such Equity Round, then this Note shall be convertible into the class of Preferred Shares issued in such Equity Round if the Holder exercises its Right of Conversion after such Equity Round and before the occurrence of the Equity Round immediately following such Equity Round. The Conversion Shares issued upon conversion of this Note will be credited as fully paid and will in all respects rank pari passu with the same class of Preferred Shares issued in such Equity Round as of the relevant Conversion Date.

(c)	Conversion Price.

(i)

The number of the Conversion Shares issuable upon the exercise of the Right of Conversion shall be determined by dividing (i) an amount equal to the portion of the Outstanding Amount to be converted at the election of the Holder (the “Converted Outstanding Amount”) by (ii) the applicable Conversion Price (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events).

(ii)	“Conversion Price” shall mean:

a)	in the event that no Equity Round occurs before the Conversion Date:

(x)	if the Conversion Date is on or before the first anniversary of the Issuance Date, 110% of the Series F Issue Price;

(y)

if the Conversion Date falls in the period starting from (and excluding) the first anniversary of the Issuance Date and ending on (and including) the second anniversary of the Issuance Date (or if Section 6(a)(iii) applies, the Final Repayment Date), 120% of the Series F Issue Price;

provided that, in each case of sub-clauses (x) and (y) above, the Conversion Price shall not exceed the Qualified IPO Reference Share Price; provided further that, in each case of sub-clauses (x) and (y) above, in no event shall the Conversion Price be lower than the Series F Issue Price, and if the Qualified IPO Reference Share Price is less than the Series F Issue Price, the Conversion Price shall be the Series F Issue Price;

b)

in the event that an Equity Round occurs before the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) and the Holder elects to exercise its Right of Conversion in such Equity Round, eighty percent (80%) of the per share issue price of the Shares issued by the Company in such Equity Round; provided that in no event shall such Conversion Price be less than the per share issue price of the Shares issued by the Company in the round of equity financing immediately preceding such Equity Round;

c)

in the event that an Equity Round occurs before the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) and the Holder does not exercise its Right of Conversion in such Equity Round:

(x)	if the Conversion Date is on or before the first anniversary of the closing date of such Equity Round, 110% of the per share issue price in such Equity Round;

(y)

if the Conversion Date falls into the period starting from (and excluding) the first anniversary of the closing date of such Equity Round and ending on (and including) the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date), 120% of the per share issue price in such Equity Round;

provided that, in each case of sub-clauses (x) and (y) above, the Conversion Price shall not exceed the Qualified IPO Reference Share Price; provided further that, in each case of sub-clauses (x) and (y) above, in no event shall the Conversion Price be lower than the per share issue price in such Equity Round, and if the Qualified IPO Reference Share Price is less than the per share issue price in such Equity Round, the Conversion Price shall be per share issue price in such Equity Round.

(iii)	If the conversion would result in the issuance of a fraction of a Preferred Share, the Company shall round such fraction of a Preferred Share up to the nearest whole share.

(d)	Mechanics of Conversion

(i)

In the event that the Company proposes to undertake an Equity Round, it shall give the Holder no less than thirty (30) Business Day written notice of its intention to undertake such Equity Round, setting forth (A) the amount and type of new Equity Securities of the Company to be issued, (B) the price and terms upon which the Company proposes to issue such Equity Securities, and (C) the type of Conversion Shares to be issued and the applicable Conversion Price if the Holder were to exercise its Right of Conversion in connection with such Equity Round pursuant to Sections 6(b)(ii) and 6(b)(iii), respectively.

(ii)

To exercise the Right of Conversion, the Holder must deliver to the Company a notice of conversion (the “Conversion Notice”), (A) in the case of Section 6(b)(i) or Section 6(b)(iii), during the Conversion Period, or (B) in the case of Section 6(b)(ii), prior to the consummation of the relevant Equity Round, in each case setting forth the Converted Outstanding Amount, the type and number of Conversion Shares to be issued and the applicable Conversion Price.

(iii)

In the event that an Equity Round occurs after the Holder delivers a Conversion Notice and prior to the Conversion Date with respect to such Conversion Notice, the Holder shall have the right to rescind such Conversion Notice by written notice to the Company prior to the Conversion Date with respect to such Conversion Notice, provided that the Holder may only exercise its right of rescission pursuant to this Section 6(d)(iii) once with respect to such Conversion Notice.

(iv)

The conversion date (the “Conversion Date”) in respect of the exercise of the Right of Conversion in accordance with the terms hereof shall be the date on which the conversion of this Note into the Conversion Shares is consummated in accordance of the terms hereof (the “Conversion Closing”).

(v)	The Conversion Closing shall occur as soon as practicable and in any event within thirty (30) days after the date of the Conversion Notice.

(vi)

At Conversion Closing, the Company shall (A) register the Holder or the person designated in the Conversion Notice (as the case may be) as the holder(s) of the Conversion Shares in the Company’s register of members, (B) issue and deliver to such address of the Holder as set forth in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled, and (C) deliver to the Holder the Conversion Documents duly executed by all the parties thereto (other than the Holder) and all documents and deliverables required thereunder. The Person entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date.

(vii)	At Conversion Closing, the Holder shall execute and deliver to the Company the Conversion Documents to which it is a party duly executed by the Holder (or its designated party).

(viii)

Upon Conversion Closing in respect of all or any partial amount of this Note pursuant to this Section 6, the Holder shall surrender this Instrument, duly endorsed, at the principal office of the Company. Notwithstanding the foregoing, the failure of the Holder to surrender this Instrument shall not affect the conversion of all or any partial amount of this Note pursuant to this Section 6. Upon Conversion Closing in respect of all or any partial amount of this Note pursuant to this Section 6, this Instrument shall be deemed to have been cancelled even if it is not surrendered for cancellation, provided that in the event of conversion of this Note in part only, a new instrument for the unconverted portion of this Note will be issued in the name of the Holder upon the cancellation of this Instrument.

(ix)

All rights with respect to the Converted Outstanding Amount of this Note shall terminate upon the issuance of the applicable Conversion Shares, whether or not this Instrument has been surrendered and whether or not the Conversion Documents have been executed and delivered by Holder to the Company.

(x)

Upon Conversion Closing, the right of the Holder to repayment of the Converted Outstanding Amount and any interest thereunder shall be extinguished in their entirety, and any and all of the interests accrued thereon and paid by the Company with respect to the Converted Outstanding Amount as of the Conversion Date shall be refunded to the Company within five (5) Business Days after the Conversion Date. For the avoidance of doubt, all rights in respect of the remaining balance of the Outstanding Amount shall remain in effect after the Conversion Date.

(xi)

In the event that, with respect to a Conversion Notice, the Conversion Closing does not occur by the date set forth in Section 6(d)(v), without prejudicing any rights the Holder may have, the Converted Outstanding Amount set forth in such Conversion Notice (to the extent not fully paid) shall be deemed as part of the Outstanding Amount and remain subject to the Holder’s rights of Maturity Redemption and Involuntary Redemption.

(xii)

The Company shall pay (or cause to be paid) any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of the Conversion Shares, and shall provide confirmation to the Holder upon request that such taxes have been paid. The Company will pay (or cause to be paid) all other expenses arising on the issue of Conversion Shares on conversion of this Note provided that the Company and the Holder shall each bear its own fees, costs and expenses (including but not limited to, fees of legal counsel, accounting and tax advisors) in connection with the preparation, negotiation and completion of the documents in relation to such Conversion and the performance of the transactions contemplated thereby.

7. Redemption.

(a) Voluntary Redemption. At any time before 11:59 p.m. Beijing time on the Business Day immediately preceding the Maturity Date, the Company is entitled to redeem (the “Voluntary Redemption”) any portion of the then Outstanding Amount by serving a prior written notice on the Holder pursuant to Section 7(e) below, at a price (the “Voluntary Redemption Price”) equal to the sum of (A) the portion of the Principal Amount to be redeemed (the “Voluntary Redemption Amount”) and (B) an amount that enables the Holder to achieve a ten per cent. (10%) Internal Rate of Return on such Voluntary Redemption Amount as of the Redemption Date (taking into account all interest which has accrued thereon and been paid by the Company to the Holder with respect to the Voluntary Redemption Amount in accordance with this Instrument). The Company may only exercise the right of Voluntary Redemption once. For the avoidance of any doubt, all rights in respect of the remaining balance of the Outstanding Amount shall remain in effect after the exercise of the Voluntary Redemption by the Company.

(b) Maturity Redemption. To the extent not previously redeemed, converted or purchased and cancelled as provided herein, on the Maturity Date, the Company shall automatically redeem (the “Maturity Redemption”) the then Outstanding Amount (the “Maturity Redemption Amount”), at a price equal to (A) the Maturity Redemption Amount, plus (B) a simple interest on the Maturity Redemption Amount at the rate of seven point five per cent. (7.5%) per annum (the “Redemption Interest Rate”) for the period starting from (and including) the Issuance Date and ending on (and excluding) the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date), less (C) all interest which has accrued thereon and been paid by the Company to the Holder with respect to the Maturity Redemption Amount in accordance with this Instrument as of the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) (“Maturity Redemption Price”).

(c) Involuntary Redemption. To the extent not previously redeemed, converted or purchased and cancelled as provided herein, if any of the Redemption Event occurs prior to the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date), the Holder shall be entitled to require the Company to redeem (the “Involuntary Redemption”) all or any portion of the then Outstanding Amount (the “Involuntary Redemption Amount”) by serving a prior written notice on the Company pursuant to Section 7(e) below, at a price equal to (A) the Involuntary Redemption Amount, plus (B) a simple interest on the Involuntary Redemption Amount at the Redemption Interest Rate for the period starting from (and including) the Issuance Date and ending on (and excluding) the Redemption Date, less (C) all interest which has accrued thereon and been paid by the Company to the Holder with respect to the Involuntary Redemption Amount in accordance with this Instrument as of the Redemption Date (“Involuntary Redemption Price”).

(d) Redemption Events. The occurrence of each of the events or circumstances set forth in this Section 7 prior to the Maturity Date (or if Section 6(a)(iii) applies, the Final Repayment Date) is a redemption event (each a “Redemption Event”):

(i)	the consummation of an IPO;

(ii)	a Share Sale;

(iii)	the Principals and the Principal Holding Companies cease to beneficially own at least fifty percent (50%) of the Company’s voting power in the aggregate;

(iv)

the Principals and the Principal Holding Companies, in the aggregate, cease to have the power, directly or indirectly, to appoint or remove (or control the appointment or the removal of) such number of directors of the Company that controls the majority of the votes of the Board;

(v)

the Company ceases to be the direct legal and beneficial owner of the entire issued share capital of Missfresh HK or ceases to have the power (directly or indirectly) to appoint or remove (or control the appointment or removal of) the majority of the directors of Missfresh HK;

(vi)

a Deemed Liquidation Event as defined in the M&AA (other than a Deemed Liquidation Event (x) with respect to a Group Company whose annual revenues are less than 30% of the consolidated annual revenues of the Group, or (y) which is an internal reorganization involving business adjustments, assets re-allocation or transfer, in each case among the Group Companies);

(vii)	any Event of Default;

(viii)

satisfaction of the following two conditions based on the management reports with respect to the fiscal year 2020 and subsequent fiscal years provided by the Company pursuant to Section 6.3 of the Agreement: (x) the annual net income set forth in the management report in a given fiscal year is lower than that set forth in the management report for the prior fiscal year, and (y) the net loss set forth in the management report in such given fiscal year is higher than that set forth in the management report for the prior fiscal year;

(ix)	the Group has not successfully filed any application for listing on or before 30 June 2021;

(x)	a Qualified IPO has not occurred on or before 31 December 2021 (or with consent of the Holder, 31 March 2022); or

(xi)

the application for listing is denied by the proposed stock exchange or any governmental authorities or the listing process is terminated after the application has been filed. For the purposes of the foregoing, the listing process is deemed to have terminated if the Company and their advisors fail to respond to any written enquiry or documentary request by the competent authority within the time period mandatorily required by applicable law and the listing process is thus declared as terminated by the relevant stock exchange or the competent authority.

(e) Procedure.

(i)

Voluntary Redemption. In the event that the Company wishes to exercise its right of Voluntary Redemption, it shall deliver to the Holder a written notice (the “Voluntary Redemption Notice”), which shall specify the Voluntary Redemption Amount and the Voluntary Redemption Price. The Company shall effect the Voluntary Redemption by paying to the Holder the Voluntary Redemption Price in full in accordance with this Section 7 within five (5) Business Days after the delivery of the Voluntary Redemption Notice, or the Maturity Date (if earlier).

(ii)

Maturity Redemption. Upon the Maturity Date, to the extent the Company is obligated to redeem the Maturity Redemption Amount, the Company shall effect the Maturity Redemption by paying to the Holder the Maturity Redemption Price in full in accordance with this Section 7 on the Maturity Date.

(iii)

Involuntary Redemption. Upon the occurrence of a Redemption Event, the Company shall, promptly and in any event within five (5) Business Days after it becomes aware of such occurrence, provide to the Holder a written notice (the “Redemption Event Notice”) of the occurrence of such Redemption Event and of the Holder’s right of Involuntary Redemption arising as a result thereof. The Holder may exercise its right of Involuntary Redemption by delivering to the Company a written notice (the “Involuntary Redemption Notice”) at any time after occurrence of a Redemption Event, setting forth the Involuntary Redemption Amount. The Company shall effect the Involuntary Redemption by paying to the Holder the Voluntary Redemption Price in full,

a)	in the case of Section 7(d)(i), within one (1) month (or two (2) months if so agreed by the Holder in writing) after the consummation of the IPO;

b)

in the case of Sections 7(d)(ii), 7(d)(iii), 7(d)(iv), 7(d)(v) and 7(d)(vi) ( if the occurrence of the relevant Deemed Liquidation Event is a result of a Share Sale), on the date that is the earlier of (x) five (5) Business Days after the Company’s receipt of the cash consideration for such Share Sale and (y) within one (1) month (or two (2) months if so agreed by the Holder in writing) after the delivery by the Holder of the Involuntary Redemption Notice;

c)

in the case of 7(d)(vi), if the occurrence of the relevant Deemed Liquidation Event is a result of (A) a sale, transfer or other disposition of, all or substantially all of the assets of the Group Companies or (B) exclusive licensing of all or substantially all of any Group Company’s intellectual property to a third party other than any Group Company, in each case where the Company receives cash consideration for such sale or licensing, as the case may be (via a distribution or otherwise), within five (5) Business Days after the later of (x) the Company’s receipt of the cash consideration for such sale or licensing, as the case may be (via a distribution or otherwise) and (y) the delivery by the Holder of the Involuntary Redemption Notice; and

d)	in the case of any other Redemption Events, within five (5) Business Days after the delivery by the Holder of the Involuntary Redemption Notice.

(f) Other Redeemable Securities. If, at any time, the Company enters into any agreement with any other investor pursuant to which such investor has the right to request the Company to redeem any Equity Securities of the Company (the “Other Redeemable Securities”) on a date that is earlier than the Redemption Date, then, the Company shall inform the Holder of such arrangement within five (5) days after the execution of such agreement and it shall be deemed that a Redemption Event has occurred on the date that is ninety (90) days prior to the date on which the Company is first obliged to effect the redemption of the Other Redeemable Securities.

8. Events of Default.

(a) For purpose of this Note, each of the following events shall be an “Event of Default” hereunder:

(i)	the Company fails to make any payment when due under this Note;

(ii)

a material breach by the Company of any representation or warranty it has made in the Transaction Agreements, or a breach of any material obligation of the Company as set forth in the Transaction Agreements;

(iii)

the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up or dissolution of any of the Group Companies under any Law relating to bankruptcy or insolvency, or (iii) relief of, or relating to, debtors, nor or hereafter in effect, or makes any assignment for the benefit of creditors or its board of directors or shareholders take any corporate action in furtherance of any of the foregoing;

(iv)

an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty-five (45) days) under any bankruptcy, reorganization, insolvency, arrangement, readjustment of debt, moratorium, or similar law for the relief of, or relating to, debtors, nor or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(v)

the Company fails to ensure that its payment obligations under the Transaction Agreements rank (x) senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to the Transaction Agreements or (y) pari passu with the claims of all of the Company’s unsecured and unsubordinated creditors (except for obligations mandatorily preferred by law applying to individuals or companies generally), or the Transaction Security becomes subject to any prior ranking or pari passu ranking Security;

(vi)	any material change to the principal business to the Group;

(vii)

any declaration, set aside or payment of a dividend or other distribution, or any redemption, repurchase or capital reduction undertaken or proposed to be undertaken by the Company (other than those redemption or repurchase of Ordinary Shares by the Company from employees, officers or consultants of the Group Companies in accordance with the ESOP (as defined in the M&AA));

(viii)

there exists circumstance or event that has resulted in or is reasonable expected to result in a material adverse effect, as compared with the circumstances as of the Issuance Date, on (a) the business, operation, property, condition (financial or otherwise) of the Company or the Group Companies taken as a whole, that causes more than 30% drop in the Company’s market value (except to the extent that such drop is solely caused by (A) material adverse change in any markets in which the Group does business except where such change has a disproportionate impact on the Group or (B) valuation of the Group in connection with an investment in the Group by any strategic investor in the absence of any circumstance or event that would otherwise result in or would be reasonable expected to result in such drop); (b) the ability of the Company to pay the Outstanding Amount and the accrued interests of this Note; or (c) the validity or enforceability of, or the effectiveness or ranking of any of the Transaction Security granted or purported to be granted pursuant to any of the Transaction Agreements or the rights or remedies of the Holder thereunder (a “Material Adverse Effect”);

(ix)

where (a) the Company or any Group Company fails to make any payment when due in respect of any Financial Indebtedness owed to any financial entities or institutions, which, taking into account of the applicable grace period as agreed therein, results in the acceleration of the maturity of such indebtedness or the holder thereof has declared such Financial Indebtedness to become due prior to its stated maturity as a result of an event of default (however described); (b) any commitment for any Financial Indebtedness of the Company or any Group Company owed to any financial entities or institutions is cancelled or suspended by a creditor of the Company or any Group Company as a result of an event of default (however described); or (c) any creditor that is a financial entity or institution of the Company or any Group Company declares any Financial Indebtedness of the Company or any Group Company due and payable prior to its specified maturity as a result of an event of default (however described);

(x)

where (a) the Company or any Group Company fails to make any payment when due in respect of any Financial Indebtedness owed to any persons other than financial entities or institutions when due (taking into account of the applicable grace period as agreed therein), which results in the acceleration of the maturity of such indebtedness or the holder thereof has declared such Financial Indebtedness to become due prior to its stated maturity as a result of an event of default (however described); (b) any commitment for any Financial Indebtedness of the Company or any Group Company owed to such persons is cancelled or suspended by a creditor of the Company or any Group Company as a result of an event of default (however described); or (c) any creditor that is a person other than financial entities or institutions declares any Financial Indebtedness of the Company or any Group Company due and payable prior to its specified maturity as a result of an event of default (however described); in each case has or might reasonably be expected to have a Material Adverse Effect; or

(xi)

any Expropriation Event occurs which affects more than 30% by number of the Operational Premises owned, used and/or operated the Group Companies (for the purpose of this Section 8(a)(xi), “Expropriation Event” means the appropriation, confiscation, expropriation, seizure or nationalization of ownership or control, and “Operational Premises” means the grand warehouses, medium-warehouses and micro-warehouses with functions of receiving, sorting and delivery of goods);

(xii)

(A) it is or becomes unlawful for the Company to perform any of its obligations under the Transaction Agreements to which it is a party or any Transaction Security ceases to be effective; (B) any obligation or obligations of the Company under any Transaction Agreements to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Holder under the Transaction Agreements; or (C) any Transaction Agreement ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Holder) to be ineffective; or

(xiii)

the Company (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Agreement or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Agreement or any Transaction Security.

(b) Notification of Event of Default. Upon the occurrence of an Event of Default, the Company shall, promptly and in any event within five (5) Business Days after it becomes aware of such occurrence, provide to the Holder a written notice of the occurrence of such Event of Default.

(c) Consequences of Events of Default.

(i)	If an Event of Default occurs, all Outstanding Amount under this Note shall become immediately due and payable without any action on the part of Holder.

(ii)	In no event shall the occurrence of an Event of Default limit the rights of the Holder to convert all or any portion of this Note pursuant to Section 6 in lieu of Involuntary Redemption.

(iii)

Notwithstanding anything to the contrary, the Holder shall also have any other rights which the Holder may have been afforded under any contract or agreement or otherwise at any time (including any rights in connection with the Transaction Security) and any other rights which the Holder may have pursuant to applicable law.

9.Default Interest.

(a) Any amounts on this Note (excluding any Redemption Price) that are payable but are not punctually paid or duly provided for (the “Note Default Amounts”) shall accrue interest per annum at the rate per annum borne by this Notes plus five per cent. (5%) (the “Default Interest”) from (and including) the relevant payment date to (but excluding) the date on which such Note Default Amounts shall have been paid by the Company.

(b) Any amounts in respect of any Redemption Price that are payable but are not punctually paid or duly provided for (the “Redemption Default Amounts”) shall accrue interest per annum at the Redemption Interest Rate plus the Default Interest from (and including) the relevant payment date to (but excluding) the date on which such Redemption Default Amounts shall have been paid by the Company.

10.Indemnity. The Company shall, unless directly caused by the gross negligence or wilful misconduct of the Holder, within ten (10) Business Days of demand, indemnify the Holder all cost, loss or liability incurred by Holder as a result of:

(a) the occurrence of any Event of Default.

(b) investigating any event which it reasonably believes is a Default;

(c) the taking, holding, protection or enforcement of the Transaction Security; or

(d) the exercise of any of the rights, powers, discretions and remedies vested in the Holder by the Transaction Agreements or by law.

11. Release of the Share Charge.

(a) In the event that

(i)	the Note is repaid in accordance with Sections 2 and 3;

(ii)	the Holder has exercised its Right of Conversion with respect to all or a portion of the Outstanding Amount in accordance with Section 6; or

(iii)	all or a portion of the Outstanding Amount is redeemed in accordance with Section 7(a), 7(b) or 7(c) (each of (i) and (ii) above, a “Release Event”);

the Holder shall, at the request of the Company, release such an amount of the Charged Assets (as defined in the Share Charge) that, immediately following the consummation of a Partial Release Event, the amount of the shares in the share capital of Missfresh HK subject to the Charges (as defined in the Share Charge) shall be equal to the product of (x) the amount of Shares (as defined in the Share Charge) multiplied by a (y) fraction, the numerator of which is the aggregate amount of outstanding Secured Liabilities as of immediately following the consummation of such Partial Release Event, and the denominator of which is the aggregate amount of outstanding Secured Liabilities as of the date of this Note.

(b) If an IPO is proposed to occur and the Company has been advised by competent counsel in writing that the Charged Assets under the Share Charge is required under the applicable rules and regulations to be released on or prior to such IPO, and for such duration as required by the applicable rules and regulations; the Company shall provide a copy of such written advice to the Holder, whereupon the Holder shall, at the request of the Company, release the Charged Assets (as defined in the Share Charge) for such duration as required by the applicable rules and regulations; provided that:

a)

The Company shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Holder may reasonably specify (and in such form as the Holder may reasonably require) in favour of the Holder to create, perfect or maintain the perfection of the Security created or intended to be created under the Share Charge as soon as such Security is permitted under the applicable rules and regulations;

b)

deliver to the Holder a legal opinion of the legal adviser to the Company as to the capacity and authority of the Company to enter into and perform the Transaction Security Documents relating to the Transaction Security to be granted under paragraph a) above; and

c)

deliver to the Holder a legal opinion of the legal adviser to the Company as to the enforceability of the Transaction Security Documents relating to the Transaction Security to be granted under paragraph a) above.

12. No impairment. The Company shall not, by amendment of its M&AA, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing and the applicable covenants in the Agreement, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and non-assessable Conversion Shares upon conversion of this Note. Notwithstanding the foregoing, nothing herein limits the ability of the Holder to approve any amendment or waiver related to this Note.

13. Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of this Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of this Note.

14. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The parties will work in good faith to substitute the excluded provision with a provision intended to accomplish the parties’ intent to the greatest extent permitted by law.

15. Amendments and Waivers. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Holder and the Company. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon the Holder and its successors and assigns and the Company.

16. Attorneys’ Fees. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under any Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including documented attorneys’ fees and disbursements.

17. Waiver of Presentment, Dishonour, etc. The Company hereby waives presentment and demand for payment, notice of dishonour, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defence to any demands hereunder is hereby waived to the fullest extent permitted by law.

18. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Instrument shall be cumulative and in addition to all other remedies available under this Instrument, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Instrument. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder shall cause irreparable harm to the Holder and that the remedy at law for any such breach shall be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

19. Governing Law and Dispute Resolution. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Hong Kong, without giving effect to principles of conflicts of law. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other party. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC shall select the arbitrator, who shall be qualified to practice law in the Hong Kong SAR. The arbitral proceedings shall be conducted in Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 19, including the provisions concerning the appointment of the arbitrator, the provisions of this Section 19 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

20. Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. The Holder may not, without consent from the Company, assign or transfer this Note and the rights and obligations therein to any Person other than (i) any of the Holder’s Affiliates and (ii) any fund Controlled by the Holder, provided that the Holder shall not, and shall procure that the assignee or the transferee shall not, assign or transfer the Note or any of its rights and/or obligations thereunder to any Company Competitor (as defined in the ROFR Agreement).

21. Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of this Instrument, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Instrument, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

22. Notices. The notice provision in the Agreement shall apply mutatis mutandis to this Note.

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IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed by their representatives, thereunto duly authorized as of the date first above written.

MISSFRESH LIMITED

By:	/s/ Xu Zheng
Name: Xu Zheng (徐正)
Title: Director

ICBC INTERNATIONAL INVESTMENT MANAGEMENT LIMITED

By:	/s/ James Wang / /s/ Yang Gao
Name: James Wang / Yang Gao
Title: Authorized Signatory